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                                                                      EXHIBIT 5



               [KIMBALL, PARR, WADDOUPS, BROWN & GEE LETTERHEAD]





                               September 19, 1997




The Board of Directors of
  SOS Staffing Services, Inc.
1415 South Main Street
Salt Lake City, Utah 84115


        Re:  SOS Staffing Services, Inc. - Registration Statement on Form S-3


Gentlemen:

        As counsel to SOS Staffing Services, Inc., a Utah corporation (the "Company"), in connection with the sale by the Company of up to 3,600,000 shares (including 600,000 shares subject to an over-allotment option granted by the Company to the underwriters) of the Company's Common Stock (the "Shares") pursuant to a Registration Statement on Form S-3 (the "Registration Statement"), we have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereinafter expressed, we have relied upon certificates of public officials and statements or certificates of officers or representatives of the Company and others.

        Based upon the foregoing, we are of the opinion that the Shares to be sold by the Company will, upon payment therefor, be validly issued, fully paid and nonassessable.

        We hereby consent to the reference to our firm under "Legal Matters" in the prospectus which constitutes a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.





                                KIMBALL, PARR, WADDOUPS, BROWN & GEE


                                /s/ KIMBALL, PARR, WADDOUPS, BROWN & GEE